SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:
☑ Preliminary information statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive information statement
CONSOLIDATED CAPITAL GROWTH FUND

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $1,237.95

(2)	Form, Schedule or Registration Statement No.: Schedule 14C

(3)	Filing Party: Consolidated Capital Growth Fund

(4)	Date Filed: April 10, 2008

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
SUMMARY OF THE TRANSACTION
REASONS FOR THE SALE
THE SALES PROCESS
THE BUYER
THE PROPERTY
NO OTHER ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
APPROVAL OF THE SALE
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
INTEREST OF CERTAIN PERSONS IN THE SALE
USE OF PROCEEDS
FEDERAL INCOME TAX CONSEQUENCES
NO APPRAISAL RIGHTS
REGULATORY APPROVALS
PLANS AFTER THE SALE
PARTNERSHIP BUSINESS
PARTNERSHIP PROPERTY
SUMMARY OF THE PURCHASE AND SALE CONTRACT
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

INFORMATION STATEMENT
FOR
CONSOLIDATED CAPITAL GROWTH FUND
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Dear Limited Partner:
     We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner (the “General Partner”) of Consolidated Capital Growth Fund, a California limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as The Lakes Apartments, located in Raleigh, North Carolina (the “Property”) to Northview Realty Group, Inc., a Canadian corporation (the “Buyer”), an unaffiliated third party, for $25,000,000. The transaction will involve the payment in full, out of the purchase price, of approximately $15,742,382 (estimated balance as of July 31, 2008) constituting the outstanding principal balance and accrued interest of the loan encumbering the Property.
     Pursuant to the Partnership Agreement, the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of September           , 2008, 49,191 Units were issued and outstanding. As of September           , 2008, Aimco Properties, L.P. and its affiliates owned 33,133.75, or approximately 67.36%, of the outstanding Units. Aimco Properties, L.P. and its affiliates will vote their Units in favor of the sale. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be approximately a total of $6,395,764, or $130 per Unit, in distributions (net of estimated nonresident withholding tax) to distribute to the limited partners. This estimate assumes that the sale of the Property is consummated as of July 31, 2008. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale closes with a final distribution, if funds remain, upon the completion of the Partnership’s dissolution in accordance with the Partnership’s Limited Partnership Agreement and applicable law. This Information Statement contains information about the sale and the reasons the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is September           , 2008.
     This information statement is being mailed on or about the date hereof to all holders of Units of the Partnership at the close of business on September           , 2008.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of March 20, 2008, between the Buyer and the Partnership (the “Initial Purchase Agreement”), the First Amendment of Purchase and Sale Contract, dated May 1, 2008, between the Buyer and the Partnership (the “First Amendment”), and the Second Amendment of Purchase and Sale Contract, dated September 8, 2008 between the Buyer and the Partnership (the “Second Amendment”) (the Initial Purchase Agreement, the First Amendment and the Second Amendment are collectively referred to herein as, the “Agreement”). For a more complete description of the terms of the Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	Northview Realty Group, Inc., a Canadian corporation.

Property to Be Sold by the Partnership	The Lakes Apartments, located in Raleigh, North Carolina, together with all the improvements located on the Property and certain associated property. See “Summary of the Purchase and Sale Contract – The Purchased Assets.”

Related Purchase and Sale Agreement	Concurrently with the Agreement, an affiliate of the General Partner (“Related Seller”) executed a separate purchase and sale agreement (the “Related Agreement”) pursuant to which Related Seller will sell The Loft Apartments, located in Wake County, North Carolina to Buyer. The General Partner, Buyer and Related Seller have cross termination and cross default rights under the Agreement and the Related Agreement. See “Related Agreement.”

Purchase Price and Deposit	$25,000,000, subject to certain adjustments as provided in the Agreement. The purchase price for the Property is payable as follows: (i) $500,000 was paid by the Buyer as a deposit (the “Deposit”) upon the execution of the Agreement and (ii) the balance of the purchase price is to be paid in cash at the closing. See “Summary of the Purchase and Sale Contract – Purchase Price and Deposit” and “– Payoff of Existing Loan on the Property.”

Closing	The closing of the Agreement, including the sale of the Property, is scheduled to occur on October 10, 2008. The closing date is subject to extension at the option of the Partnership pursuant to the terms of the Agreement. See “Summary of the Purchase and Sale Contract – Closing.”

Closing Conditions	The Partnership’s obligation to complete the sale of the Property is subject to certain customary conditions, including obtaining all consents necessary to consummate the transactions described in the Agreement. The Buyer’s obligation to close the sale of the Property is also subject to certain customary conditions. See “Summary of the Purchase and Sale Contract – Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Agreement contains certain customary representations and warranties by the Buyer and the Partnership. The Partnership’s representations and warranties survive for a period of six months after the closing. See “Summary of the Purchase and Sale Contract – Representations and Warranties.”

Covenants	The Agreement contains certain customary covenants by the Partnership. See “Summary of the Purchase and Sale Contract – Covenants.”

Termination	The Agreement contains certain customary termination rights on behalf of the Buyer and the Partnership, including the failure of certain closing conditions, events of default, and certain other material matters with respect to a property. See “Summary of the Purchase and Sale Contract – Related Agreement,” "— Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of the Partnership for a breach of the Partnership’s representations and warranties is capped at $150,000. See “Summary of the Purchase and Sale Agreement – Representations and Warranties.”

Use of Proceeds	The Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Partnership and to make distributions to the partners, including the limited partners. The General Partner estimates that approximately $7,562,653 will be available for distribution to the partners, of which approximately $6,395,764 will be available for distribution to the limited partners, and the remainder to the general partner and special limited partners. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up as required by Article IX of the Partnership’s Amended Limited Partnership Agreement, dated February 10, 1977, as amended on May 23, 1977, July 15, 1985, October 23, 1990, November 14, 1990 and December 22, 2005 (the “Partnership Agreement”) and applicable law. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”
REASONS FOR THE SALE
     The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	Construction of the Property was completed in 1972, and given its age, the Property probably will require substantial capital expenditures in the future (including with respect to the sub floors which are likely to require substantial work in the near future at significant cost), for which existing reserves will not be adequate.

•	The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the property.

•	For the foreseeable future, the Partnership may generate taxable income but may not distribute sufficient cash to limited partners to pay resulting tax liabilities.

•	The Partnership has not made any distributions from operations to the limited partners since at least 2005. During the three months ended December 31, 2007, the Partnership distributed the remaining proceeds from the 2003 sale of Doral Springs and proceeds from the September 2007 refinancing of the Property.

•	The General Partner’s belief that the Raleigh, North Carolina rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.

•	Approximately 6,300 units are under construction in the Raleigh, North Carolina rental market, which is the largest number under construction since 2001, and there are almost 5,000 proposed units, which could be built in the near future.
     For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale and the Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the Units have notified the Financial Partner that they will approve in writing the sale and the Agreement.
THE SALES PROCESS
     In 2008, the Partnership hired Holliday Fenoglio, L.P. (the “Broker”), a national real estate brokerage firm, to market the Property. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. Approximately 120 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from eight potential purchasers. The General Partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. The General Partner chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.
     The Partnership and the Buyer executed the Initial Purchase Agreement on March 20, 2008. On April 21, 2008, the Buyer delivered written notice of its election to terminate the Initial Purchase Agreement. Pursuant to its terms, the Initial Purchase Agreement was thereby terminated. On May 1, 2008, the Partnership and the Buyer executed the First Amendment pursuant to which the Initial Purchase Agreement was reinstated with adjustments to the Feasibility Period and the closing date. On May 9, 2008, the Buyer delivered written notice of its election to terminate the First Amendment, and the First Amendment was terminated pursuant to its terms. On September 8, 2008, the Partnership and the Buyer executed the Second Amendment pursuant to which the Initial Purchase Agreement was reinstated with a new purchase price, a new Feasibility Period expiration date of September 13, 2008 and a new closing date of October 10, 2008. The new purchase price for the Property is $25,000,000.
THE BUYER
     Northview Realty Group, Inc., which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. Northview Realty Group, Inc. has an office located at 550 Sherbrooke, Suite 1480, Montreal, QC, Canada H3A 1B9. The phone number for Northview Realty Group, Inc. is (514) 904-0124. The Buyer may assign its rights to acquire the Property to its affiliates so long as Buyer is not released from its liability under the Agreement and Buyer provides written notice to the Partnership of any proposed assignment no later than 10 days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer has informed us that it or its affiliates plans to operate the Property following the sale.
THE PROPERTY
     The Partnership has owned and operated the Property, a 600-unit apartment complex located in Raleigh, North Carolina, since May 1988. The Property (together with the Partnership’s cash on hand) constitutes 100% of the Partnership’s total outstanding assets. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $15,742,382 as of July 31, 2008. The loan encumbering the Property will be pre-paid in full at the closing. The Partnership has other indebtedness of approximately $510,187, including approximately $28,521 due to the General Partner and its affiliates.
NO OTHER ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
     The General Partner did not explore any other alternatives to selling the Property.

APPROVAL OF THE SALE
     The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 2.01 of the Partnership Agreement permits the General Partner to cause the Partnership to sell in a single sale substantially all of the properties originally acquired by the Partnership with the approval of the limited partners holding a majority of the then outstanding Units.
     As of September           , 2008, the Partnership has approximately 1,626 limited partners who collectively own 49,191 outstanding Units. Each Unit represents approximately .002% of the outstanding Units. As of September           , 2008, affiliates of the General Partner owned 33,133.75 Units, or 67.36% of the outstanding Units. The affiliates of the General Partner holding 67.36% of the Units have notified the General Partner that they will consent in writing to the sale and the Agreement. The following limited partners have indicated that they will consent:

	Number of
Name and Address	Limited	Percent of
of Beneficial Owner	Partnership Units	Class
AIMCO Properties, L.P. (1) 4582 S. Ulster St. Parkway Suite 1100 Denver, CO 80237	11,133.10	22.63%

Madison River Properties LLC 55 Beattie Place Greenville, SC 29602	2,690.00	5.47%

AIMCO IPLP, L.P 55 Beattie Place Greenville, SC 29602.	19,310.65	39.26%

Total:	33,133.75	67.36%

(1)	AIMCO Properties, L.P. is the operating partnership of Apartment Investment and Management Company (“Aimco”). The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of AIMCO IPLP, L.P. and Madison River Properties LLC.
     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale and the Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent will authorize the Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Partnership’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will have an effective date of                            , 2008, which is twenty days after the mailing of this information statement. This information statement shall constitute notice to the limited partners of the Partnership with respect to this matter as required by Article XI of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco Properties, L.P., an affiliate of the General Partner, and its affiliates, own 67.36% of the Units of the Partnership and will receive their corresponding share of distributable sales proceeds. In addition, the special limited partners, which are affiliates of Aimco Properties and the General Partner, will receive an estimated $1,149,601 (net of estimated withholding tax) from the sales proceeds, assuming the closing of the sale occurred as of July 31, 2008, in accordance with the terms of the Partnership Agreement.

USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$25,000,000
Plus: Cash and cash equivalents	675,141
Plus: Other partnership assets	271,591
Less: Mortgage debt, including accrued interest	(15,742,382)
Less: Accounts payable, accrued expenses and other liabilities	(510,187) *
Less: Estimated closing costs, including transfer taxes	(550,000)
Less: Reserve for Contingencies	(500,000)
Less: Estimated state withholding taxes	(1,081,510)

TOTAL	$7,562,653

Net proceeds distributable to all Partners	$7,562,653
Percentage of proceeds allocable to Limited Partners	85%

Net proceeds distributable to Limited Partners	$6,395,764

Net proceeds distributable to Limited Partners	$6,395,764
Total number of Limited Partner Units	49,191

Distributable net proceeds per Limited Partner Unit	$130

*	$28,521 of this amount is payable to the General Partner and/or affiliates.
     For North Carolina income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of North Carolina taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from North Carolina income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a North Carolina income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any North Carolina taxes withheld by the Partnership on behalf of such Partners.
     In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.
     These estimates assume that the closing of the sale occurred as of July 31, 2008, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after July 31, 2008. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     Tax Consequences if the Property is Sold. The General Partner estimates that a typical limited partner will recognize total taxable income from the sale of the Property of approximately $167 per Unit. The total taxable income is estimated to consist of “unrecaptured I.R.C. Section 1250 gain” that will be taxed at a maximum 25% rate to an individual limited partner of $122 per Unit, long-term capital gain of $156 per Unit, an ordinary loss of $22 per Unit and, when the Partnership completely terminates, a capital loss of approximately $89 per Unit (for Units that have not been adjusted on account of a sale or death) on account of syndication fees that are nondeductible at the Partnership level.
     The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner’s Partnership interest will be decreased, but not below zero.
     Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner’s gain will be taxable as ordinary income under I.R.C. Section 751.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, gain recognized by the partners as a result of any cash distributions (including deemed distributions of cash as a result of a reduction in a limited partner’s share of Partnership liabilities) from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.

REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up. The Partnership will reserve a portion of the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. The Partnership also will reserve a portion of the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership. See also “Federal Income Tax Consequences” for a discussion of the tax consedquences of the sale of the Property and the liquidation of the Partnership.
PARTNERSHIP BUSINESS
     The Partnership is a limited partnership organized under the California Uniform Limited Partnership Act, as amended, on December 20, 1976. ConCap Equities, Inc., a Delaware corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2020, unless terminated before such date.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 49,196 Units aggregating $49,196,000. The General Partner owns a 0.2% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally acquired four apartment properties with the funds obtained from proceeds of its public offering. The Partnership sold Breckenridge Square Apartments in January 2003, Churchill Park Apartments in July 2003, and Doral Springs in September 2003. The Partnership continues to hold, own and operate the Property.
     The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.
     The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.

     For information on certain pending and ongoing litigation and governmental investigations, please refer to the Partnership’s most recent reports on Form 10-KSB (for the fiscal year ended December 31, 2007) filed with the Securities and Exchange Commission.
PARTNERSHIP PROPERTY
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use
The Lakes Apartments, Raleigh, North Carolina	May 1988	Fee ownership, subject to first mortgage	Apartment – 600 units
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Agreement. Nothing in this information statement is intended to modify the terms of the written Agreement.
The Purchased Assets
     The Partnership has agreed to sell all of the Partnership’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Agreement, the Buyer has agreed to assume the Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
Related Agreement
     Concurrently with the Agreement, the Related Seller executed the Related Agreement pursuant to which Related Seller will sell The Loft Apartments, located in Wake County, North Carolina to Buyer. If Buyer terminates the Related Agreement, then the Partnership shall have the right, but not the obligation, to terminate the Agreement. If the Partnership terminates the Agreement, then Buyer shall have the right to retain the Deposit unless the Partnership is otherwise entitled to the Deposit pursuant to other provisions of the Agreement, and the Agreement shall be of no further force and effect.
Purchase Price and Deposit
     The purchase price for the Property is $25,000,000, payable as follows: (i) the $500,000 Deposit made upon the execution of the Agreement, to be held in escrow until the closing and (ii) the balance of the purchase price in cash at the closing.
     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the Partnership has received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Buyer will receive a credit for such amounts at the closing.
     The Deposit is nonrefundable subject to certain circumstances under which the Agreement provides that a portion of the Deposit is to be returned to the Buyer (subject to the return by the Buyer of certain due diligence materials provided by the Partnership).
Payoff of the Existing Loan on the Property
     The existing loan from AEGON USA Realty Advisors, Inc. as agent for Transamerica Occidental Life Insurance Company, in the original principal amount of $15,700,000, will be paid in full upon the closing of the sale of the Property. The balance due on the loan is $15,742,382 (principal and accrued but unpaid interest) as of July 31, 2008. The fees, costs, and penalties incurred in connection with this payoff will be paid by the Buyer, and the purchase price shall be reduced by the amount of such fees, costs and penalties.
Feasibility Period
     From the date of the execution of the Agreement to and including September 13, 2008 (the “Feasibility Period”), the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property; to confirm the suitability of the Property for Buyer’s intended use and any other matters Buyer wishes to confirm; and to review documents and records related to the Property. Buyer has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
     Buyer has the right to terminate the Agreement by giving written notice to that effect to the Partnership on or before the expiration of the Feasibility Period. If Buyer provides such notice, the Agreement shall terminate and be of no further force and effect, and a portion of the Deposit shall be returned to Buyer. If Buyer fails to provide the Partnership with written notice of termination prior to the expiration of the Feasibility Period, Buyer’s right to terminate during the Feasibility Period shall be permanently waived, the Agreement shall remain in full force and effect and the Deposit shall be non-refundable.

Pre-Closing Deliveries and Obligations
     The Agreement requires the Partnership to deliver certain documents to the Buyer, including (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium and for the cost of a current survey or any update to the survey.
     Buyer has the right to give written notice to the Partnership of any objection Buyer had to any matter identified in the title documents or survey within fifteen days after the execution of the Agreement.
     On or before the expiration of the Feasibility Period, Buyer has the right to deliver written notice to the Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to terminate at closing. If any such contract cannot, by its terms, be terminated, Buyer shall assume such contract. Any contract not identified by Buyer in such notice shall be assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s failure to obtain any such consent.
Closing
     The sale of the Property is scheduled to occur on October 10, 2008. The Partnership has the option, by delivering written notice to the Buyer, of extending the closing to the last business day in October 2008 in the event such extension is desirable in connection with the payoff of any loan secured by the Property. Further, the Partnership may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Partnership, or (ii) such later date as is mutually acceptable to the Partnership and the Buyer.
Closing Prorations and Post Closing Adjustments
     All normal and customarily proratable items will be prorated as of the closing date.
     Unless otherwise provided in the Agreement, the Partnership is entitled to receive all income, and is liable for all expenses, relating to the operation of its property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for the Property. The Partnership or the Buyer, may request an adjustment of any pro rated item, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.

Representations and Warranties
     The Agreement contains certain customary representations and warranties by the Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. The Partnership’s representations and warranties survive for a period of six months after the closing. Except for the Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Partnership’s liability for any breach of a representation or warranty by the Partnership is capped at $150,000. Additionally, Buyer may not bring any claim for breach of a representation by the Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Agreement also contains certain customary representations and warranties by the Buyer.
Covenants
     The Partnership has agreed that it will continue to operate the Property in the ordinary course of business. The Partnership has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Partnership’s Conditions to Closing
     The Partnership’s obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Agreement; and

•	There shall not be any pending, or to the knowledge of the Buyer or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding.
     If the conditions to closing fail with respect to the Property, then the Partnership may elect to either waive such condition or terminate the Agreement in its entirety. In such instance, a portion of the Deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.

     Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property also is subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Agreement, Buyer has the option of either waiving such condition or terminating the Agreement and receiving the Deposit back, subject to Buyer’s obligation to return due diligence materials provided to Buyer.
Default
     If the Buyer defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then the Agreement will be automatically terminated and the Buyer will forfeit the Deposit to the Partnership. The Partnership has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Agreement).
     If the Partnership, defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of the Purchaser’s obligations under the Agreement (but not damages), or terminate the Agreement in its entirety. If the Buyer elects to terminate the Agreement, a portion of the Deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to Buyer. Additionally, if Buyer elects to terminate the Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in an amount not to exceed $20,000.
Certain other Termination Rights
     The Buyer has the right to terminate the Agreement in its entirety upon major property damage to the Property (cost of repairs exceed $250,000) or condemnation of a material portion of any of the Property. In such instance, a portion of the Deposit is to be returned to the Buyer, subject to Buyer’s obligation to return due diligence materials provided to Buyer. In the event Buyer elects not to terminate the Agreement, Buyer will receive all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the Partnership in connection therewith.
Expenses and Closing Costs
     Buyer is responsible for paying any transfer, sales, use, gross receipts or similar taxes, any premiums or fees required to be paid by Buyer for the title policy as described above, and one-half of the customary closing costs of the escrow agent. The Partnership will pay the applicable North Carolina real property transfer tax for the conveyance of the Property, the cost of recording any instruments necessary to discharge any liens or encumbrances against the Property, the base premium for the title policy with respect to its respective property, and the other one-half of the closings costs of the escrow agent.
     In addition, the Partnership shall pay any fees, commissions, and expenses due and owing to the Partnership’s broker, Holliday Fenoglio Fowler, L.P., pursuant to a separate agreement.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050

     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.